UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 13, 2009

(Exact name of registrant as specified in charter)

DE	0-8092	94-1620407
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification No.)

323 Vintage Park Drive, Suite B, Foster City, California 94404
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 860-5184

With a copy to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, New York 10005
T: 516.833.5034
F: 516.977.1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangement s of Certain Officers

On July 13, 2009, Sade Panahi was elected as a member of the Board of Directors of Oxis International, Inc. (the “Company”).  Mr. Panahi was also appointed Chairman of the Compensation Committee.  Concurrent with Mr. Panahi’s election and appointment, Maurice Spitz resigned as Company Secretary and Treasurer.  Mr. Spitz will continue to serve as a director.

There are no understandings or arrangements between Mr. Panahi and any other person pursuant to which he was appointed as a director. Mr. Panahi presently does not serve on any Company committee other than the Compensation Committee.  Mr. Panahi does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Mr. Panahi has never entered into a transaction, nor is there any proposed transaction, between Mr. Panahi and the Company.

SADE PANAHI, 50, has been a director of  Green St Energy Inc. since December 2008.   Mr. Panahi runs Panahi Investments, a boutique investment firm which provides research on land that may be deployed in the alternative energy sector with a primary focus on wind and solar power.  He was formerly employed by Mariposa Properties, Inc. from 2003 to 2008 which is a company that along with its affiliates acquire land to be used by energy companies for wind or solar development.  From 2000 to 2003 Mr. Pahahi was employed by ACM Investors, Inc. in which he was responsible for evaluating financing opportunities.  He received his Masters in Management from Golden Gate University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OXIS INTERNATIONAL, INC.

By:	/s/ Anthony Cataldo
Name: Anthony Cataldo
Title: Chairman and CEO

Date:              July 22, 2009